UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009

FEDERAL HOME LOAN MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Freddie Mac

Federally chartered corporation	000-53330	52-0904874

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Jones Branch Drive McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 903-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation) is filing this Amendment No. 1 to its Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 23, 2009 (the “Original Form 8-K”), to amend and supplement the disclosures provided under Items 1.01 and 2.03 of the Original Form 8-K. This amendment incorporates the Original Form 8-K by reference, including Exhibit 10.1 thereto. Except as otherwise provided herein, the disclosures made in the Original Form 8-K remain unchanged.

Item 1.01.  Entry into a Material Definitive Agreement.

As described in the Original Form 8-K, on October 19, 2009, Freddie Mac entered into a Memorandum of Understanding (the “MOU”) with the U.S. Department of the Treasury (“Treasury”), the Federal Housing Finance Agency (“FHFA”) and the Federal National Mortgage Corporation (“Fannie Mae”) that sets forth the terms under which we, Fannie Mae and Treasury intend to provide assistance to state and local housing finance agencies (“HFAs”) so that the HFAs can continue to meet their mission of providing affordable financing for both single-family and multifamily housing. The MOU contemplates providing assistance to the HFAs through three separate assistance programs: a temporary credit and liquidity facilities program, a new issue bond program and a multifamily credit enhancement program.

At the time of the Original Form 8-K, neither the size of the three assistance programs nor the participating issuers had been determined by Treasury. Based on the participation requests it received from the HFAs, Treasury established the participating issuers under the programs and the initial maximum amount under each program per issuer on November 13, 2009. The amounts initially established by Treasury under the three HFA assistance programs totaled $29.1 billion: an aggregate of $10.5 billion for the temporary liquidity and facilities program, an aggregate of $17.9 billion under the new issue bond program (of which $13.9 billion was allocated for single-family bonds and $4.0 billion was allocated for multifamily bonds); and an aggregate of $637 million for the multifamily credit enhancement program. Treasury has indicated that these initial amounts established under the assistance programs are subject to change as the HFAs finalize their individual participation amounts or withdraw their participation. Treasury’s participation in these assistance programs does not affect the amount of funding that Treasury can provide to Freddie Mac under the terms of our senior preferred stock purchase agreement with Treasury.

We and Fannie Mae will administer the temporary credit and liquidity facilities program and the new issue bond program on a coordinated basis. As described in the Original Form 8-K, we will provide temporary credit and liquidity facility support and issue securities backed by HFA bonds on a 50-50 pro rata basis with Fannie Mae under these programs. Treasury will bear the initial losses of principal under these two programs up to 35% of total principal on a program-wide basis, and thereafter we and Fannie Mae each will bear the losses of principal that are attributable to our own portion of the temporary credit and liquidity facilities and the securities that we issue. Treasury will bear all losses of unpaid interest under the two programs. Accordingly, our maximum potential risk of loss under these two programs, assuming a 100% loss of principal, is approximately $9.2 billion.

The multifamily credit enhancement program will not be administered on a coordinated basis, and Treasury will not be responsible for a share of any losses incurred by us or Fannie Mae under the program.

The parties’ obligations with respect to transactions under the three assistance programs contemplated by the MOU will become binding when the parties execute definitive transaction documentation. For more information on the terms of the MOU, refer to the Original Form 8-K (including Exhibit 10.1 thereto), which is incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item is incorporated into this Item 2.03 by reference to information under Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ Ross J. Kari

Ross J. Kari
Executive Vice President — Chief Financial Officer

Date: November 19, 2009